EXHIBIT 10.20

MUTUAL RESCISSION AGREEMENT

THIS MUTUAL RESCISSION AGREEMENT (“Agreement”) is entered into on the dates set forth below but effective as of September 22, 2016 (the “Effective Date”), by and between Co-Diagnostics, Inc., a Utah corporation (the “Company”), and Robert Salna and Ted Murphy, individuals with an address located at 64 Industrial Road, Richmond Hill, Ontario L4C 2Y1, Canada, and comprising all members of the Board of Watermark Group, Inc. n/k/a Zika Diagnostics, Inc. (“Murphy”) and Watermark Group, Inc. n/k/a Zika Diagnostics, Inc., a Nevada corporation (“Watermark”);

WITNESSETH:

WHEREAS, on September 22, 2016, the parties entered into a Stock Purchase Agreement, attached hereto as Exhibit A (the “SPA”), whereby Murphy effectively sold 19,800,000 shares (the “Shares”) of common stock of Watermark to the Company;

WHEREAS, effective October 13, 2016, the Company and Watermark entered into an Exclusive License Agreement (“ELA”) granting a license to Watermark to sell certain proprietary molecular diagnostic tests;

WHEREAS, pursuant to the SPA, Murphy represented and warranted, inter alia, that Watermark had no debt and owed no operational expenses to any party, related or unrelated as of the date of SPA, and further represented and warranted that Watermark had no convertible instruments (including without limitation, warrants, options, convertible debt, etc.);

WHEREAS, the Company, relying on Murphy’s representations entered into the SPA and purchased the Shares for $55,000 and entered into the ELA;

WHEREAS, during the month of January 2017, the Company became aware that a Promissory Note dated November 1, 2011, amended and modified on December 11, 2014, July 7, 2015 and December 11, 2015, owned by P&G Holdings LLC (the “Note”) was allegedly still outstanding as of the Effective Date;

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants herein, the parties hereto agree to rescind the SPA and the ELA in their entirety, effective as of inception of such agreement, and further agree as follows:

1. Rescission of the SPA.

The SPA is hereby explicitly rescinded in its entirety effective as of the Effective Date and is declared and shall be considered void ab initio, as are any other agreements, whether oral or written, between the parties concerning the subject matter herein prior to the date of complete execution of this Agreement.

2. Return of Funds.

In view of the current belief of the Company that Murphy was similarly deceived regarding representations concerning the status of Watermark, the Company does not demand refund of the $55,000 purchase price for the Shares, but the parties agree to offset the $55,000 against amounts the Company agrees to refund to Watermark as set forth hereinafter.

1

3. Return of Shares.

The Company agrees to return the Shares of Watermark to Murphy, after cancelling 16,200,000 shares issued to the Company as part of an alleged stock dividend making Murphy the controlling shareholder of Watermark.

4. Licensing Agreement.

The parties acknowledge that pursuant to the ELA between the Company and Watermark dated October 13, 2016, this Agreement constitutes a change of control of Watermark pursuant 12.3 D. of the ELA, and the ELA shall be terminated effective immediately. Further, the parties hereto agree to waive all notice requirements and cure periods associated with the termination of the ELA as set forth therein.

Further, in partial consideration for this Agreement, to recognize the fact that certain funds were advanced to the Company as advanced royalties pursuant to the ELA, and to place the parties as close as possible to their respective positions prior to the transaction referenced herein, Company agrees to enter into a promissory note payable to Watermark in the amount of $445,000 representing the advanced royalties paid, less the Company’s purchase price of the 19.8 million shares of Watermark. A copy of the note is attached hereto as Exhibit B.

5. Name Change. Watermark agrees to make all necessary filings with the State of Nevada to changes its name back to Watermark Group, Inc.

6. Amendments.

This Agreement may not be modified or amended except by a written document signed by the parties.

7. Parties.

This Agreement is for the benefit of, and binds, the parties, their successors and permitted assigns. Neither party shall have any further rights or duties thereunder.

8. Severability.

The provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

9. Governing Law.

This Agreement shall be construed as to both validity and performance and enforced in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. Any action brought by either party against the other concerning the Agreement or SPA shall be brought only in the federal courts located in the State of New York, New York County.

2

10. Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or by email of PDF or digital image format files of the executed signature page hereto.

11. Further Assurances.

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to rescind the SPA, and to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

The parties have executed this Agreement on the dates indicated below to be effective as of the Effective Date.

CO-DIAGNOSTICS, INC.:

Date: March __, 2017	By:	/s/ Dwight Egan
	Name:	Dwight Egan
	Title:	President

TED MURPHY:

Date: March __, 2017	By:	/s/ Ted Murphy
Individually, and on behalf of Watermark

Agree and Acknowledge:

ROBERT SALNA:

Date: March __, 2017	By:	/s/ Robert Salna
Individually, and on behalf of Watermark

3